CONSENT OF DANIEL D. KAPOSTASY

I consent to (a) all references to my name and or any quotation from, or summarization of, Sections 1.1.1.6, 1.3.12, 4.3, 18.9.2, 20, and 25.6 of the technical report summary entitled "Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA" dated February 22, 2022; and Sections 4-12 and 18-20 and my contributions to Sections 1 and 2 of the preliminary feasibility study entitled "Preliminary Feasibility Study for the Sheep Mountain Project, Fremont County, Wyoming, USA" originally dated and effective as of December 31, 2021, as amended January 30, 2023, each prepared by me; (b) the filing of the written disclosure regarding the scientific and technical information relating to the Donald Project; (c) the written disclosure regarding the scientific and technical information relating to the Bahia Project; (d) the written disclosure regarding the scientific and technical information relating to the Kwale Project; and (e) the filing of the written disclosure regarding certain scientific, technical, land tenure and permitting information concerning mineral projects, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Daniel D. Kapostasy
Daniel D. Kapostasy, P.G., SME R.M. Energy Fuels Inc.

Date: April 22, 2025